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infoUSA Inc.

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5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 537-6104 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
June 1, 2007
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 • Fax: (402) 537-6104
E-Mail: stormy.dean@infousa.com
Glass Lewis Supports IUSA Directors and Proposals
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), Vinod Gupta, chief executive officer of infoUSA, the leading provider of proprietary business and consumer databases and sales leads, today issued the following statement:
In prior letters to you, I have pointed out reasons why, when you receive communications about our Company from activist hedge fund Dolphin Limited Partnership, you should be wary of the wolf in sheep’s clothing. As I have explained, although Dolphin claims to be a loyal shareholder with the best interests of all shareholders at heart, its actions — trading while in possession of confidential information, expressing interest in being bought out, selling off large blocks of stock — sharply indicate otherwise. Now, as even further evidence that communications to shareholders from Dolphin should be viewed with the highest skepticism, Dolphin is trumpeting a report from Glass Lewis, the proxy advisory firm, without telling you that the report actually recommends a vote in favor of directors and a stock plan that Dolphin is opposing.
Pointedly rejecting Dolphin’s attacks on two board nominees, Glass Lewis said that it did “not believe there are substantial issues for shareholder concern.” In addition, Glass Lewis was unpersuaded by Dolphin’s crusade against the proposed equity incentive plan. After a thorough review, Glass Lewis recommended that shareholders vote FOR the plan, stating that it “passed all of our tests and we did not find any reason for shareholders to object.”
“The report exposes the weakness of Dolphin’s attacks, and Dolphin’s attempt to spin it as a victory seems like an act of desperation,” Gupta said.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.